EXHIBIT 99.1


R.J. REYNOLDS                                                      P.O. Box 2866
TOBACCO HOLDINGS, INC.                             Winston-Salem, NC  27102-2866

-------------------------------------------------------------------------------

CONTACT:  Investors:                                             Media:
          ----------                                             ------
          Dianne Neal                                            Seth Moskowitz
          (336) 741-2978                                         (336) 741-7698

                                                                   RJRTH 2003-06



  R.J. Reynolds Reports First Quarter 2003 Results; Lowers Full Year Forecast
  ---------------------------------------------------------------------------


     WINSTON-SALEM, N.C. - April 25, 2003 - R.J. Reynolds Tobacco Holdings, Inc. (NYSE: RJR) today reported the following results for the first quarter of 2003. Ongoing operating results were consistent with the first-quarter earnings guidance provided by the company on Jan. 28, 2003. A schedule reconciling the differences between Generally Accepted Accounting Principles (GAAP) results and ongoing results is attached.


                            First Quarter Highlights
                            ------------------------
                 (dollars in millions, except per-share amounts)

                                                          GAAP                     Ongoing
                                                      -----------                ----------
                                                      1st Quarter                1st Quarter
                                                      -----------                -----------
                                                                     %                          %
                                               2003       2002    Change     2003     2002   Change
                                               ----       ----    ------     ----     ----   ------
Net Sales ...............................   $ 1,218    $ 1,515      -20%   $ 1,218   $ 1,515   -20%
Operating Income ........................   $   135    $   297      -55%   $   135   $   297   -55%
Net Income/(Loss)* ......................   $    71    $  (335)        -   $    71   $   167   -57%
Net Income/(Loss) per diluted share*.....   $  0.84    $ (3.58)        -   $  0.84   $  1.79   -53%


                Balance Sheet Highlights (as of March 31, 2003)
                -----------------------------------------------

o    Cash and short-term investments:   $ 1.9 billion
o    Debt:                              $ 2.5 billion
o    Equity:                            $ 6.6 billion
o    Dividend:                          $0.95 per share quarterly; $3.80 per share annualized
o    Share repurchase programs:         1.4 million ($60 million) in first quarter 2003;
                                        30.8 million ($1.3 billion) since Nov. 1999


     *Note: On January 1, 2002, RJR adopted SFAS No. 142. Under the new testing and measurement requirements of SFAS No. 142, the fair value of certain of RJR Tobacco's trademarks was less than the carrying value, which resulted in a non-cash, trademark impairment charge of $502 million after tax in the first quarter of 2002. Ongoing results for 2002 exclude the impact of this accounting change. See attached financial statements for details.



                    Discussion of First Quarter 2003 Results
                    ----------------------------------------


     "RJR's financial results for the first quarter of 2003 reflect lower volume and the continuing challenges of an intensely competitive environment," said Andrew J. Schindler, chairman and chief executive officer of RJR. "RJR's profitability continues to be adversely affected by the growth of deep-discount brands, high levels of competitive promotional spending, and the effects of state cigarette excise tax increases."

     Schindler added that several negative factors converged during the first quarter of 2003. "Shipment volume for the industry was down 12.9 percent, RJRT was down 14.2 percent, and the four major manufacturers' combined volume was down 14.7 percent. We estimate that RJRT's consumption decline was 8 to 10 percent.

     "We also believe, based on preliminary data, that the deep-discount category is much larger than had been previously reported," Schindler said. "Rapidly rising retail cigarette prices due to sharply higher state excise taxes have contributed to volume declines and the growth of the deep-discount category. These developments add significant pressure to an already difficult and uncertain environment."

     "Our objective for 2003 is to manage our businesses as effectively as possible during a very difficult year. In view of the volume decline, we are lowering our full-year earnings outlook. In order to maximize our financial flexibility, we are suspending our share repurchase program," said Schindler. "However, given the strength of our balance sheet, we are committed to maintaining our dividend of $3.80 per share on an annualized basis."

     He continued, "To strengthen our business and improve earnings in future years, we are fundamentally rethinking how we approach the marketplace and will be realigning our cost structure to match the realities of today's environment. We are focusing on this effort and plan to provide an update on our progress later this year."


     GAAP Financial Results
     ----------------------


     First-quarter net sales were $1.22 billion, down 20 percent, due to lower volume, a less-favorable full-price/savings brand mix and lower margins due to higher competitive promotional spending. Operating income for the quarter was $135 million, down 55 percent from $297 million, due to lower net sales and increased marketplace spending, partially offset by lower settlement expense.

     First-quarter net income was $71 million, compared with a loss of $335 million for the first quarter of 2002. The net loss in the year-ago quarter was due primarily to an accounting change that required a non-cash trademark impairment charge of $502 million after tax. On a per-share basis, for the first quarter of 2003, the company reported net income of $0.84 per diluted share, compared with a net loss per diluted share of $3.58 in the prior year.


     Ongoing Financial Results
     -------------------------


     Ongoing and GAAP financial results for the first quarter of 2003 are the same. Ongoing net income during the first quarter of 2002 excludes the impact of the accounting change discussed above. A reconciliation of ongoing results to GAAP results, and information about accounting changes effective in January 2002, is included in RJR's Ongoing Condensed Consolidated Statements of Income, which appears below.



         Discussion of Key Performance Factors During First Quarter 2003
         ---------------------------------------------------------------


     The following table summarizes first-quarter 2003 domestic cigarette shipment volume, in billions of units:

                                                         For the Three Months
                                                            Ended March 31
                                                            --------------
                                                                            %
                                                    2003        2002     Change
                                                    ----        ----     ------
RJR Tobacco Volume ........................          19.1        22.3    -14.2%
     RJR Tobacco total full-price .........          11.4        13.8    -17.2%
     RJR Tobacco total savings ............           7.7         8.5     -9.5%
SFNTC Volume* .............................           0.3         0.2     +8.1%
RJR Total Domestic Volume** ...............          19.4        22.5    -14.0%
----------

     *This comparison includes shipments during the first two weeks of 2002, which was prior to the completion of RJR's acquisition of Santa Fe Natural Tobacco Company on Jan. 16, 2002. It does not include SFNTC's international cigarette volume of approximately 0.2 billion units for the 2003 first quarter.

     **The above results exclude Puerto Rico and certain other U.S. territories' volume of approximately 0.3 billion units for each quarter.


     In the first quarter of 2003, the industry experienced an accelerated rate of decline in shipments due to trade inventory shifts and reduced consumption. Industry shipments totaled 88.2 billion units, a decrease of
     12.9 percent compared to the first quarter of 2002. Industry full-price shipments were down 14.7 percent and savings-brand shipments fell 7.6 percent. Industry mix of full-price versus savings-brand volume declined to
     72.9 percent from 74.5 percent in the prior-year period.

     Reynolds Tobacco believes that volume associated with smaller, deep-discount manufacturers is not fully reflected in total industry shipments. For example, based on preliminary information from Management Science Associates, Inc., a supplier of industry shipment data, as well as on data supplied as part of the Master Settlement Agreement, RJRT now estimates that 2002 total industry shipments were approximately 416 billion units, or about 25 billion units higher than originally reported. These new data indicate that instead of shipping 30 billion units as originally estimated, the smaller manufacturers actually shipped approximately 55 billion units. Management Science Associates, Inc. is in the process of developing new estimates for industry shipments. A revised estimate for first quarter 2003 shipments by the smaller manufacturers is not yet available.

     Reynolds Tobacco's first-quarter shipment volume declined 14.2 percent, due to an estimated consumption decline of 8 percent to 10 percent, as well as trade inventory shifts. The company's first-quarter mix of full-price versus savings-brand volume declined to 59.5 percent from 61.6 percent for the year-ago quarter.

     Retail Share of Market Performance
     ----------------------------------

     RJR Tobacco's retail share of market for first quarter 2003 averaged 22.92 percent, an increase of 0.27 share points compared to the year-ago quarter. On a combined basis, RJRT's four investment brands grew share compared with the first quarter of 2002 and compared with the previous quarter. RJRT's total share was down slightly versus the previous quarter.

     Camel's first-quarter retail performance was particularly strong, with its filtered styles up more than half a share point versus first quarter last year. Camel continues to be one of the industry's few full-price brands to increase market share.

     Despite intense competitive pressures, base Winston's share through the first quarter of 2003 has remained stable since March 2002, following a market-share decline in the first quarter of last year.

     Salem's first-quarter share was down compared to the year-ago quarter. To strengthen its performance, the brand launched its new "Stir the Senses" positioning in April.

     Doral is the nation's No. 1 savings brand. Doral's share for the first quarter was slightly higher than it was during the year-ago quarter, despite some recent softness in the face of increased premium-price promotions and continued pressure from deep-discount brands.

     Santa Fe's Natural American Spirit brand delivered solid performance in the first quarter of 2003, growing volume and share compared with the first quarter of 2002.



                        Full Year 2003 Earnings Outlook
                        -------------------------------


     "RJR is lowering its full-year 2003 net income outlook to approximately $250 million, compared with a previous forecast of $400 million to $465 million. The revised earnings outlook for the year assumes a continuation of the estimated first-quarter consumption decline of 8 percent to 10 percent for RJRT," said Richard H. Bogan, RJR's executive vice president and chief financial officer. "Given the current volatility in the marketplace, RJR will not be providing guidance for the second quarter."

     For the year ending Dec. 31, 2003, RJR forecasts the following results:

     o   Operating income of approximately $500 million
     o   Net income of approximately $250 million
     o   Net income per diluted share of approximately $3.00
     o   Consolidated domestic tobacco shipment volumes down 8% to 10%
     o Cash and short-term investments of approximately $1.6 billion. This assumes a stable dividend and repayment of approximately $740 million in scheduled debt repayments.

     Note: The 2003 outlook does not include any potential costs associated with realigning the company's cost structure.



                         Conference Call Webcast Today
                         -----------------------------


     R.J. Reynolds Tobacco Holdings, Inc. will webcast a conference call to discuss first-quarter financial results at 9:30 a.m. ET on Friday, April 25, 2003. The call will be available live online on a listen-only basis. To register for the call, please visit the "Investors" section of www.RJRHoldings.com. A replay of the call will be available on the site for seven days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.

     Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RJR's future performance and financial results include risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims arising out of the tobacco business and the claimed health effects of cigarettes that are pending or may be instituted against RJR or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of the deep-discount category; the success of new product innovations and acquisitions; the effect of market conditions on the performance of pension assets and the return on corporate cash; and the ratings of RJR securities.

     R.J. Reynolds Tobacco Holdings, Inc. is the parent company of R. J. Reynolds Tobacco Company and Santa Fe Natural Tobacco Company, Inc. R. J. Reynolds Tobacco Company is the second-largest tobacco company in the United States, manufacturing about one of every four cigarettes sold in the United States. Reynolds Tobacco's product line includes four of the nation's 10 best-selling cigarette brands: Camel, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Copies of RJR's news releases, annual reports, SEC filings and other financial materials are available on the company's website, www.RJRHoldings.com.

                           (financial tables follow)

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in Millions, Except Per Share Amounts)
                                   (Unaudited)

                                                                                 Three Months Ended
                                                                                       March 31,
                                                                               ----------------------
                                                                                 2003         2002
                                                                               --------    ----------

Net sales .................................................................    $  1,218    $    1,515
                                                                               --------    ----------

Cost of products sold .....................................................         749           882
Selling, general and administrative expenses ..............................         334           336
                                                                               --------    ----------

Operating income ..........................................................         135           297

Interest and debt expense .................................................          36            36
Interest income ...........................................................         (10)          (16)
Other expense, net ........................................................          (7)            3
                                                                               --------    ----------

Income before income taxes ................................................         116           274
Provision for income taxes ................................................          45           107
                                                                               --------    ----------

Income before cumulative effect of accounting change ......................          71           167

Cumulative effect of accounting change, net of
  income taxes (1) ........................................................           -          (502)
                                                                               --------    ----------

Net income (loss) .........................................................    $     71    $     (335)
                                                                               ========    ==========

Basic income (loss) per share:
   Income before cumulative effect of accounting change ...................    $   0.84    $     1.83
   Cumulative effect of accounting change (1) .............................           -         (5.49)
                                                                               --------    ----------

         Net income (loss) ................................................    $   0.84    $    (3.66)
                                                                               ========    ==========

Diluted income (loss) per share:
   Income before cumulative effect of accounting change ...................    $   0.84    $     1.79
   Cumulative effect of accounting change (1) .............................           -         (5.37)
                                                                               --------    ----------

         Net income (loss) ................................................    $   0.84    $    (3.58)
                                                                               ========    ==========

Basic weighted average shares, in thousands ...............................      84,031        91,426
                                                                               ========    ==========

Diluted weighted average shares, in thousands .............................      84,952        93,557
                                                                               ========    ==========

(1) On January 1, 2002, RJR adopted SFAS No. 142. Under the new testing and measurement requirements of SFAS No. 142, the fair value of certain of RJR Tobacco's trademarks was less than the carrying value, which resulted in a non-cash, trademark impairment charge in the first quarter of 2002.

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
              ONGOING CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (Excluding Certain One-Time Items and Adjustments)
                (Dollars in Millions, Except Per Share Amounts)
                                  (Unaudited)


                                                                                 Three Months Ended
                                                                                      March 31,
                                                                               ---------------------
                                                                                 2003         2002
                                                                               -------    ----------

Net sales .................................................................    $ 1,218    $    1,515
                                                                               -------    ----------

Cost of products sold .....................................................        749           882
Selling, general and administrative expenses ..............................        334           336
                                                                               -------    ----------

Operating income ..........................................................        135           297

Interest and debt expense .................................................         36            36
Interest income ...........................................................        (10)          (16)
Other expense, net ........................................................         (7)            3
                                                                               -------    ----------

Income before income taxes ................................................        116           274
Provision for income taxes ................................................         45           107
                                                                               -------    ----------

Net income ................................................................    $    71    $      167
                                                                               =======    ==========

Diluted income per share ..................................................    $  0.84    $     1.79
                                                                               =======    ==========

Diluted weighted average shares, in thousands .............................     84,952        93,557
                                                                               =======    ==========



The following adjustments reconcile GAAP net income (loss) to ongoing results:

GAAP net income (loss) ....................................................    $    71    $     (335)
Cumulative effect of accounting change, net of income taxes ...............          -           502
                                                                               -------    ----------
Ongoing net income ........................................................    $    71    $      167



The following adjustments reconcile GAAP net income (loss) per share to ongoing results per share:

GAAP net income (loss) ....................................................    $  0.84    $    (3.58)
Cumulative effect of accounting change, net of income taxes ...............          -          5.37
                                                                               -------    ----------
Ongoing net income ........................................................    $  0.84    $     1.79


                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Dollars in Millions)


                                                                              March 31,  December 31,
                                                                                2003        2002
                                                                              ---------  -----------
                                                                             (Unaudited)
ASSETS
Cash and cash equivalents .................................................    $ 1,332   $    1,584
Short-term investments ....................................................        597          595
Other current assets ......................................................      1,746        1,813
Trademarks, net ...........................................................      2,085        2,085
Goodwill, net .............................................................      7,090        7,090
Other assets and deferred charges .........................................      1,462        1,484
                                                                               -------   ----------
                                                                               $14,312   $   14,651
                                                                               =======   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Tobacco settlement and related accruals ...................................    $ 1,376   $    1,543
Current maturities of long-term debt ......................................        741          741
Accrued liabilities and other .............................................      1,033        1,143
Long-term debt (less current maturities) ..................................      1,757        1,755
Deferred income taxes .....................................................      1,210        1,236
Long-term retirement benefits .............................................      1,214        1,176
Other noncurrent liabilities ..............................................        344          341
Stockholders' equity ......................................................      6,637        6,716
                                                                               -------   ----------
                                                                               $14,312   $   14,651
                                                                               =======   ==========
